UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 14, 2009

ARGENTEX MINING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-49995

(Commission File Number)

71-0867623

(IRS Employer Identification No.)

1112 West Pender Street, Suite 602, Vancouver, BC V6E 2S1

(Address of principal executive offices and Zip Code)

604.568.2496

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 14, 2009, we entered into a consulting agreement with 0845557 B.C. Ltd. and Mark Vanry, whereby 0845557 B.C. Ltd. and Mark Vanry have agreed to provide consulting services to our company in consideration for, among other things: (i) a monthly cash fee of Cdn$12,500, due at the end of the month; (ii) the grant of options to purchase 1,000,000 shares of our common stock at an exercise price equal to the closing price on the effective date of the consulting agreement (last sale of the day on the OTC Bulletin Board); and (iii) incentive bonuses as set forth in the consulting agreement. By its terms, the Agreement is subject to approval by our shareholders and the TSX Venture Exchange.

Please review the consulting agreement, filed as Exhibit 10.1 to this current report on Form 8-K, for a complete description of all of its terms and conditions.

Item 3.02	Unregistered Sale of Equity Securities

On July 14, 2009, we granted stock options to one consultant to purchase 1,000,000 shares of our common stock at an exercise price of $60 per share, exercisable until July 14, 2012. The options are subject to vesting provisions as set forth in the stock option agreement dated July 14, 2009. We issued the stock options to one non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 14, 2009, we appointed Mark Vanry as Executive Vice President of Corporate Development. Effective July 15, 2009, Hamish Malkin resigned from his office as our Chief Financial Officer. Effective immediately upon Mr. Malkin’s resignation we appointed Ms. Valerie Helsing as our Chief Financial Officer.

Mark Vanry

Most recently, Mr. Vanry spent five years as Managing Director and Head of Equity Sales for Canaccord Adams. Under his leadership, Canaccord Adams became the number one investment dealer for distribution of Canadian equity and equity-linked products to European Investors. Prior to that, he was Vice President of US Equity Sales for Raymond James Ltd., also based in London. In addition, Mr. Vanry’s background includes work as Vice President of Equity Sales for Goepel McDermid (now Raymond James Canada) and as an Associate in Scotiabank International’s Latin American banking group. He holds an MBA from the Richard Ivey School of Business at the University of Western Ontario and a BA from the University of British Columbia.

Valerie Helsing

Ms. Helsing is a Certified Public Accountant (California) and a Certified Management Accountant (British Columbia) with over 20 years public practice experience in Canada and the US. For the past nine years - until May of 2009 - Ms. Helsing has been advising U.S. and Canadian companies on finance and regulatory matters. From 1997 until 2000, she worked with an SEC review partner in the Los Angeles office of a well-known international audit firm and , from 1984 until 1997 she worked in that audit firm’s Vancouver office as a senior manager.

Ms. Helsing received her CPA designation in 2001, her CMA designation in 1996 and holds a BA in economics and commerce from Simon Fraser University (1979).

Family Relationships

There are no family relationships between Mark Vanry and any of our other directors and officers.

There are no family relationships between Valerie Helsing and any of our other directors and officers.

Certain Related Transactions and Relationships

We have not been a party to any transaction with Mr. Vanry since the beginning of our last fiscal year, nor are we a party to any currently proposed transaction with Mr. Vanry, in which we were or will be a participant and where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years, except for the following:

(a)

On April 24, 2009, we sold 275,000 units to Mr. Vanry at a purchase price of $0.30 per unit for aggregate gross proceeds of approximately $82,500. Each unit consisted of one share of our common stock and one non-transferable unit warrant. Each unit warrant entitles the holder to purchase one additional share of our company’s common stock for a purchase price of $0.45 until April 24, 2011.

(b)

On May 22, 2009, we sold 434,782 units to Mr. Vanry at a purchase price of $0.345 per unit for gross proceeds of approximately $150,000. Each unit consisted of one share of our common stock and one non-

transferable unit warrant. Each unit warrant entitles the holder to purchase one additional share of our company’s common stock for a purchase price of $0.45 until May 22, 2011

We have not been a party to any transaction with Ms. Helsing since the beginning of our last fiscal year, nor are we a party to any currently proposed transaction with Ms. Helsing, in which we were or will be a participant and where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
10.1	Consulting Agreement dated July 14, 2009 with 0845557 B.C. Ltd. and Mark Vanry
99.1	News Release dated July 14, 2009
99.2	News Release dated July 15, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGENTEX MINING CORPORATION

/s/ Kenneth Hicks

By: Kenneth Hicks, President

Date: July 15, 2009

CW2723466.1